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                                                                    Exhibit 5.1

              [Powell, Goldstein, Frazer & Murphy LLP letterhead]


                                  May 4, 2004


Gevity HR, Inc.
600 301 Boulevard West, Suite 202
Bradenton, Florida 34205

         Re:  Registration Statement on Form S-3 (Registration No. 333-114705)

Ladies and Gentlemen:

        We have served as counsel to Gevity HR, Inc., a Florida corporation (the "Company"), in connection with the proposed sale pursuant to the Registration Statement referred to below of (i) 1,750,000 shares (the "Company Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be offered and sold by the Company; (ii) an aggregate of 3,655,000 shares (the "Series A and Option Shares") of Common Stock to be offered and sold by the holders (the "Series A Holders") of outstanding shares of the Company's Series A redeemable, convertible preferred stock (the "Series A Preferred Stock") upon conversion of such shares and the holders of outstanding options (the "Options") to purchase Common Stock upon exercise of such Options;
(iii) an aggregate of 95,000 shares (the "Owned Shares") of Common Stock to be offered and sold by certain other selling shareholders; and (iv) an additional aggregate of 825,000 shares (the "Over-Allotment Shares") of Common Stock that may be offered and sold pursuant to an over-allotment option granted to the underwriters by certain of the Series A Holders upon conversion of outstanding shares of Series A Preferred Stock. The Company Shares, Series A and Option Shares, Owned Shares and Over-Allotment Shares are being registered pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-114705) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

        In this capacity, we have examined the Company's Second Articles of Amendment and Restatement of the Articles of Incorporation and Second Amended and Restated Bylaws. We have also examined the Registration Statement and such other documents and records of corporate proceedings as we have deemed necessary for purposes of this opinion.

        We have also assumed for purposes of this opinion the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. This opinion is limited to the Florida Business Corporation Act. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.


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                                                                Gevity HR, Inc.
                                                                    May 4, 2004
                                                                         Page 2




        Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that: (i) the Company Shares, the Series A and Option Shares and the Over-Allotment Shares have been duly authorized and, when issued and sold in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) the Owned Shares have been duly authorized and validly issued and are fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations thereunder.

                               Very truly yours,

                               /s/ Powell, Goldstein, Frazer & Murphy LLP